EXHIBIT 99.1

Reliance, Inc. Reports Second Quarter 2026 Financial Results

- Net sales of $4.63 billion, up 15% sequentially with record tons sold up 7.0%
- EPS of $6.29; non-GAAP EPS of $6.27, up 42% year-over-year, exceeding expectations
- Pretax income of $429.8 million, up 41% year-over-year

PHOENIX, July 22, 2026 (GLOBE NEWSWIRE) -- Reliance, Inc. (NYSE: RS) (‘Reliance,’ the ‘Company,’ ‘we,’ ‘our,’ or ‘us’) today reported its financial results for the second quarter ended June 30, 2026.

(in millions, except tons sold in thousands, per ton and per share amounts)

			Seq.		Six Months Ended June 30,		YoY		YoY
	Q2 2026	Q1 2026	Chg		2026	2025	Chg	Q2 2025	Chg
Income Statement Summary:
Net sales	$4,630.0	$4,026.0	15.0%		$8,656.0	$7,144.5	21.2%	$3,659.8	26.5%
Gross profit[1]	$1,300.5	$1,171.9	11.0%		$2,472.4	$2,121.2	16.6%	$1,087.9	19.5%
Gross profit margin[1]	28.1%	29.1%	(1.0) pts		28.6%	29.7%	(1.1) pts	29.7%	(1.6) pts
Non-GAAP gross profit margin[1,2]	28.1%	29.1%	(1.0) pts		28.6%	29.8%	(1.2) pts	29.9%	(1.8) pts
Non-GAAP gross profit margin – FIFO[1,2]	30.5%	30.1%	0.4 pts		30.3%	30.5%	(0.2) pts	30.6%	(0.1) pts
LIFO expense	$112.5	$37.5			$150.0	$50.0		$25.0
LIFO expense (% of sales)	2.4%	0.9%	1.5 pts		1.7%	0.7%	1.0 pts	0.7%	1.7 pts
LIFO expense per diluted share, net of tax	$1.64	$0.54			$2.17	$0.71		$0.35
Non-GAAP pretax (income) expense adjustments[2]	$(1.1)	$4.3			$3.2	$3.4		$1.1
Pretax income	$429.8	$349.5	23.0%		$779.3	$566.7	37.5%	$304.3	41.2%
Non-GAAP pretax income[2]	$428.7	$353.8	21.2%		$782.5	$570.1	37.3%	$305.4	40.4%
Non-GAAP pretax income – FIFO[2]	$541.2	$391.3	38.3%		$932.5	$620.1	50.4%	$330.4	63.8%
Pretax income margin	9.3%	8.7%	0.6 pts		9.0%	7.9%	1.1 pts	8.3%	1.0 pts
Non-GAAP pretax income margin[2]	9.3%	8.8%	0.5 pts		9.0%	8.0%	1.0 pts	8.3%	1.0 pts
Non-GAAP pretax income margin – FIFO[2]	11.7%	9.7%	2.0 pts		10.8%	8.7%	2.1 pts	9.0%	2.7 pts
Net income – Reliance	$322.9	$264.9	21.9%		$587.8	$433.4	35.6%	$233.7	38.2%
Diluted EPS	$6.29	$5.10	23.3%		$11.38	$8.15	39.6%	$4.42	42.3%
Non-GAAP diluted EPS[2]	$6.27	$5.16	21.5%		$11.42	$8.20	39.3%	$4.43	41.5%
Non-GAAP diluted EPS – FIFO[2]	$7.91	$5.70	38.8%		$13.59	$8.91	52.5%	$4.78	65.5%

Balance Sheet and Cash Flow Data:
Cash provided by operations	$162.2	$151.4	7.1%		$313.6	$293.5	6.8%	$229.0	(29.2%	)
Free cash flow[2]	$68.8	$87.2	(21.1%	)	$156.0	$119.0	31.1%	$141.4	(51.3%	)
Net debt / total capital[2]	16.2%	16.9%			16.2%	14.1%		14.1%
Net debt / EBITDA[2]	0.9x	1.0x			0.9x	0.9x		0.9x
Total debt / EBITDA[2]	1.1x	1.2x			1.1x	1.1x		1.1x

Capital Allocation Data:
Acquisitions	$—	$—			$—	$2.8		$2.8
Capital expenditures	$93.4	$64.2			$157.6	$174.5		$87.6
Dividends	$63.8	$66.6			$130.4	$128.3		$63.1
Share repurchases	$—	$234.2			$234.2	$333.1		$79.9

Key Business Metrics:
Tons sold	1,790.1	1,672.7	7.0%		3,462.8	3,243.9	6.7%	1,615.0	10.8%
Average selling price per ton sold	$2,602	$2,414	7.8%		$2,511	$2,208	13.7%	$2,273	14.5%

Please refer to the footnotes at the end of this press release for additional information.

Management Commentary
“Reliance delivered another excellent quarter, building on the positive momentum of the first quarter,” said Karla Lewis, President and Chief Executive Officer of Reliance. “Market conditions remained constructive, supported by improving customer activity, extended mill lead times, and strong pricing across our broad product portfolio. We achieved the second highest quarterly revenue in our history, as well as record quarterly tons sold, and continued to outperform industry shipment trends. In April, we began to see initial contributions from the U.S. Department of Homeland Security border wall contract we were awarded earlier this year with activity levels well above our expectations delivering a meaningful contribution to our second quarter earnings. Elevated pricing levels, along with strong execution by our teams, also drove meaningful growth in our profitability, including a 40% increase in non-GAAP pretax income year-over-year and non-GAAP earnings per share of $6.27, our highest results since the second quarter of 2023.”

Mrs. Lewis continued, “Our balance sheet and liquidity remain key competitive advantages, supporting disciplined capital deployment including strategic growth investments and ongoing returns to stockholders. Additionally, our scale, processing expertise, and strong mill partnerships are increasingly important as lead times extend and inventories tighten, ensuring dependable material availability and positioning us to better serve our existing customers and capture new opportunities. As customer optimism builds and activity strengthens across infrastructure, semiconductor, general manufacturing and aerospace, Reliance remains exceptionally well positioned to capitalize on the many meaningful opportunities that will continue to emerge throughout the second half of 2026 and into next year.”

Second Quarter 2026 Financial Highlights
Earnings per share of $6.29 and non‑GAAP earnings per share of $6.27 exceeded the high end of management’s guidance range of $5.15 to $5.35 and were up 42% year-over-year. Results included $1.64 per share of LIFO expense compared to management’s expectation of $0.54, representing an incremental $1.10 per share negative impact, primarily due to higher-than-anticipated carbon steel and aluminum product costs. Earnings also included a $0.41 per share contribution from the U.S. border wall project, more than doubling our expectation of $0.15 to $0.20 per share.

Quarterly tons sold increased 7.0% sequentially, exceeding management’s expectation of a 1.0% to 3.0% increase. Notably, the sequential increase in second quarter tons sold included a 5.1% contribution from the U.S. border wall project. Reliance’s second quarter year-over-year growth in tons sold of 10.8% outperformed the industry-wide increase of 5.5% reported by the Metals Service Center Institute (“MSCI”) by over 5 percentage points.

Average selling price per ton sold increased 7.8% sequentially, also surpassing management’s expectation of a 1.5% to 3.5% increase, supported by higher carbon steel and aluminum pricing. The U.S. border wall project impacted our product mix, offsetting the sequential growth in average selling price per ton sold by 1.6% due to higher than anticipated shipment levels during the quarter.

Gross profit dollars per ton continued to rise across the majority of our product categories. However, gross profit margin of 28.1% decreased 100 basis points sequentially mainly due to increased LIFO expense and the impact of the border wall project. Excluding LIFO, non‑GAAP FIFO gross profit margin, which represents management’s ongoing assessment of operating performance, increased sequentially to 30.5% from 30.1% in the first quarter of 2026, including the negative impact of 40 basis points attributable to the U.S. border wall project. Importantly, the project’s below-average operating costs per ton more than offset its impact on gross profit margin, adding approximately 30 basis points of expansion to pretax income margin in the second quarter.

Higher shipments and improved gross profit dollars per ton, supported by strong pricing discipline, continued market share gains, and contributions from the U.S. border wall project, drove strong growth in pretax income of 41% year-over-year to $429.8 million.

End Market Commentary
Non-residential construction demand (including infrastructure), Reliance’s largest end market by tons, improved compared to the second quarter of 2025. The Company expects non-residential construction demand to continue to improve, with potential headwinds from supply availability in the third quarter of 2026, supported by strong activity across data centers, energy infrastructure, and public infrastructure projects.

Demand across the broader manufacturing end market Reliance serves improved compared to the second quarter of 2025, supported by continued strength in industrial machinery, shipbuilding, military, consumer products and construction machinery sectors. The Company anticipates demand for its products across the broader manufacturing sector will remain healthy in the third quarter of 2026 and experience its customary seasonal decline from the second quarter.

Demand in aerospace improved compared to the second quarter of 2025. Reliance anticipates commercial aerospace demand to modestly improve in the third quarter of 2026 with gradual build-rate increases and growing backlogs supporting continued improvement throughout the year. Demand in the defense and space related portions of Reliance’s aerospace business is expected to remain robust in the third quarter of 2026.

Demand for the toll processing services Reliance provides to the automotive market improved from the second quarter of 2025. The Company expects demand for automotive toll processing to remain relatively steady at healthy levels in the third quarter of 2026. Reliance’s toll processing operations remain flexible and able to quickly adapt to the variable demands of the automotive market.

Demand for certain products Reliance sells into the semiconductor market meaningfully improved compared to the second quarter of 2025 supported by increasing data center activity. The Company anticipates demand for its semiconductor products will continue to improve in the third quarter of 2026.

Balance Sheet, Cash Flow and Stockholder Returns
As of June 30, 2026, Reliance had $235.4 million of cash and cash equivalents and total debt of $1.7 billion, including $520 million outstanding under its $1.5 billion revolving credit facility. We generated $162.2 million of cash flow from operations in the second quarter of 2026, despite a significant working capital increase related to strong shipment volume and higher metals pricing.

Reliance returned $63.8 million to stockholders through dividend payments in the second quarter of 2026. Although no shares were repurchased during the second quarter, Reliance has repurchased $3.4 billion of its common stock since 2021 at an average price of approximately $234 per share, reducing shares outstanding by 22%. As of June 30, 2026, approximately $529 million remained available under our share repurchase program.

On July 17, 2026, our Board of Directors declared a quarterly cash dividend of $1.25 per share of common stock, payable on August 28, 2026 to stockholders of record as of August 14, 2026.

Third Quarter 2026 Business Outlook
Reliance anticipates third quarter 2026 demand and pricing to remain generally consistent at healthy to improving levels across the key products and end markets it serves, despite ongoing domestic and international trade policy uncertainty and the continued conflict in Iran, which could pose supply availability and macroeconomic risks.

Excluding the impact of the border wall project, the Company expects third quarter tons sold to be down 2% to 4% compared to the second quarter of 2026 due to normal seasonality and average selling price per ton sold to be up 1% to 3%.

Including an estimated 2% sequential and 7.5% year-over-year contribution from the U.S. border wall project, we anticipate tons sold will be up 9% to 11% compared to the third quarter of 2025. Additionally, we anticipate our average selling price per ton sold in the third quarter to be flat to up 2.0% compared to the second quarter of 2026, which includes an estimated mix-related 1% reduction in consolidated average selling price per ton sold attributable to the U.S. border wall project.

Based on these assumptions, and inclusive of LIFO expense of $75.0 million, or $1.10 per diluted share, the Company anticipates non‑GAAP earnings per diluted share in the range of $6.40 to $6.60 for the third quarter of 2026, representing year‑over‑year growth ranging from 76% to 81%. This outlook includes approximately $0.60 of earnings per share from shipments associated with the U.S. border wall project at pretax income margin levels above the Company average.

Conference Call Details
A conference call and simultaneous webcast to discuss Reliance’s second quarter 2026 financial results and business outlook will be held on Thursday, July 23, 2026 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13761219. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.reliance.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on August 6, 2026, by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13761219. The webcast will remain posted on the Investors section of Reliance’s website at reliance.com for 90 days.

About Reliance, Inc.
With over 85 years of operating experience, Reliance, Inc. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of approximately 310 locations in 41 states and 10 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and value-added processing services. In 2025, Reliance’s average order size was $3,120, approximately 49% of orders included value-added processing, and approximately 40% of orders were delivered within 24 hours. Reliance’s press releases and additional information are available on the Company’s website at reliance.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s: industry and end markets; business strategies; acquisitions; expectations concerning the Company’s future growth and profitability; ability to generate industry leading returns for its stockholders; future demand and metals pricing; results of operations; margins; profitability; taxes; liquidity; cash flows; capital expenditures; expectations for and impacts from macroeconomic conditions, including inflation and the possibility of an economic recession or slowdown; anticipated effects from regulations and regulatory changes, including taxation, tariffs and other trade barriers; litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “preliminary,” “range,” “intend” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by Reliance, as well as developments beyond its control, including, but not limited to: changes in domestic and worldwide political and economic conditions; changes in U.S. and foreign trade policies and programs, including tariffs and trade policies and programs specifically affecting metals product markets and pricing; slowing economic growth, inflation, rising unemployment or other macroeconomic factors that could materially impact Reliance, its customers and suppliers; metals pricing; demand for Reliance’s products and services; the possibility that the expected benefits of government contracts, including the U.S. border wall project, acquisitions and capital expenditures may not materialize as expected; and the impacts of labor constraints and supply chain disruptions. Deteriorations in economic conditions, including as a result of tariffs or trade barriers, economic policies, inflation, economic recession, slowing growth, outbreaks of infectious disease, or geopolitical conflicts such as in Ukraine and Iran, could lead to a decline in demand for the Company’s products and services and negatively impact its business, and may also impact financial markets and corporate credit markets which could adversely impact the Company’s access to financing or the terms of any financing. The Company cannot at this time predict all of the impacts of domestic and foreign tariffs and trade policies, inflation, product price fluctuations, economic recession, outbreaks of infectious disease, or geopolitical conflicts and related economic effects, but these factors, individually or in any combination, could have a material adverse effect on the Company’s business, financial position, results of operations and cash flows.

The statements contained in this press release speak only as of the date hereof, and Reliance disclaims any and all obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason, except as may be required by law. Important risks and uncertainties about Reliance’s business can be found in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and in other documents Reliance files or furnishes with the United States Securities and Exchange Commission.

CONTACT:
(213) 576-2428
investor@reliance.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

Q2 2026 Major Commodity Metrics

	Tons Sold (tons in thousands; % chg)					Avg. Selling Price per Ton Sold (% chg)
	Q2 2026	Q1 2026	Seq. Chg	Q2 2025	YoY Chg	Seq. Chg		YoY Chg
Carbon steel	1,480.2	1,383.9	7.0%	1,326.4	11.6%	10.5%		14.9%
Aluminum	86.0	85.1	1.1%	83.8	2.6%	9.8%		31.7%
Stainless steel	81.3	78.2	4.0%	75.5	7.7%	6.1%		13.0%
Alloy	36.6	33.0	10.9%	31.1	17.7%	(7.0%	)	(5.4%	)
Copper & brass	5.8	4.9	18.4%	5.5	5.5%	3.9%		19.3%

	Sales ($'s in millions; % chg)
	Q2 2026	Q1 2026	Seq. Chg	Q2 2025	YoY Chg
Carbon steel	$2,621.4	$2,218.1	18.2%	$2,044.2	28.2%
Aluminum	$837.9	$754.6	11.0%	$619.9	35.2%
Stainless steel	$595.2	$539.0	10.4%	$489.2	21.7%
Alloy	$186.2	$180.6	3.1%	$167.5	11.2%
Copper & brass	$123.7	$101.9	21.4%	$98.9	25.1%

Year-to-Date (6 Months) Major Commodity Metrics
	Tons Sold (tons in thousands; % chg)			Avg. Selling Price per Ton Sold (% chg)
	2026	2025	YoY Chg	YoY Chg
Carbon steel	2,864.1	2,670.8	7.2%	14.3%
Aluminum	171.1	167.9	1.9%	27.5%
Stainless steel	159.5	151.5	5.3%	8.6%
Alloy	69.6	62.6	11.2%	1.3%
Copper & brass	10.7	10.5	1.9%	22.9%

	Sales ($'s in millions; % chg)
	2026	2025	YoY Chg
Carbon steel	$4,839.5	$3,948.4	22.6%
Aluminum	$1,592.5	$1,225.5	29.9%
Stainless steel	$1,134.2	$992.4	14.3%
Alloy	$366.8	$325.9	12.5%
Copper & brass	$225.6	$180.6	24.9%

	Sales by Product
				Six Months Ended
				June 30,
	Q2 2026	Q1 2026	Q2 2025	2026	2025
Carbon steel structurals	12%	12%	12%	12%	12%
Carbon steel tubing	12%	9%	10%	11%	9%
Carbon steel plate	11%	11%	12%	11%	12%
Hot-rolled steel sheet & coil	9%	9%	8%	9%	8%
Galvanized steel sheet & coil	5%	5%	5%	5%	5%
Carbon steel bar	4%	5%	5%	4%	5%
Cold-rolled steel sheet & coil	2%	2%	2%	2%	2%
Carbon steel	55%	53%	54%	54%	53%

Heat-treated aluminum plate	5%	6%	5%	6%	5%
Aluminum bar & tube	5%	5%	5%	5%	5%
Common alloy aluminum sheet & coil	5%	5%	4%	5%	5%
Common alloy aluminum plate	1%	1%	1%	1%	1%
Heat-treated aluminum sheet & coil	1%	1%	1%	1%	1%
Aluminum	17%	18%	16%	18%	17%

Stainless steel bar & tube	6%	6%	6%	6%	6%
Stainless steel sheet & coil	4%	5%	5%	5%	5%
Stainless steel plate	2%	2%	2%	2%	2%
Stainless steel	12%	13%	13%	13%	13%

Alloy	4%	4%	4%	4%	4%

Copper & brass	3%	3%	3%	3%	3%

Miscellaneous*	5%	5%	6%	4%	6%
Toll processing & logistics	4%	4%	4%	4%	4%
Other	9%	9%	10%	8%	10%

Total	100%	100%	100%	100%	100%

* Includes titanium, fabricated parts, PVC pipe and scrap.

RELIANCE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except shares in thousands and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net sales	$4,630.0	$3,659.8	$8,656.0	$7,144.5

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	3,329.5	2,571.9	6,183.6	5,023.3
Warehouse, delivery, selling, general and administrative ("SG&A")	789.4	706.0	1,524.2	1,396.2
Depreciation and amortization	69.5	69.7	138.7	138.4
	4,188.4	3,347.6	7,846.5	6,557.9

Operating income	441.6	312.2	809.5	586.6

Other (income) expense:
Interest expense	18.2	14.3	33.6	25.8
Other income, net	(6.4)	(6.4)	(3.4)	(5.9)
Income before income taxes	429.8	304.3	779.3	566.7
Income tax provision	106.2	70.1	190.1	132.0
Net income	323.6	234.2	589.2	434.7
Less: net income – noncontrolling interests	0.7	0.5	1.4	1.3
Net income – Reliance	$322.9	$233.7	$587.8	$433.4

Earnings per share:
Basic	$6.33	$4.44	$11.45	$8.20
Diluted	$6.29	$4.42	$11.38	$8.15

Weighted average shares outstanding:
Basic	51,050	52,610	51,340	52,841
Diluted	51,375	52,923	51,673	53,160

Cash dividends declared per common share	$1.25	$1.20	$2.50	$2.40

RELIANCE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except shares in thousands and par value)

	June 30,	December 31,
	2026	2025*
Assets
Current assets:
Cash and cash equivalents	$235.4	$216.6
Accounts receivable, less allowance for credit losses of $22.3 and $22.1	2,210.4	1,539.9
Inventories	2,325.4	2,187.8
Prepaid expenses and other current assets	152.2	165.6
Income taxes receivable	—	31.2
Total current assets	4,923.4	4,141.1
Property, plant and equipment, net	2,652.1	2,633.3
Operating lease right-of-use assets	326.8	315.2
Goodwill	2,173.8	2,169.9
Intangible assets, net	945.0	960.1
Cash surrender value of life insurance policies, net	37.4	48.0
Other long-term assets	106.7	105.7
Total assets	$11,165.2	$10,373.3

Liabilities and Equity
Current liabilities:
Accounts payable	$627.3	$375.2
Accrued expenses	160.8	150.0
Accrued compensation and retirement benefits	212.0	198.1
Accrued insurance costs	61.3	56.4
Current maturities of long-term debt	—	0.7
Current maturities of operating lease liabilities	67.3	67.7
Income taxes payable	17.2	—
Total current liabilities	1,145.9	848.1
Long-term debt	1,663.9	1,420.2
Operating lease liabilities	264.0	250.9
Long-term retirement benefits	26.4	24.9
Other long-term liabilities	79.4	74.1
Deferred income taxes	574.4	575.6
Total liabilities	3,754.0	3,193.8
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value: 5,000 shares authorized; none issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value and 200,000 shares authorized
Issued and outstanding shares—51,053 and 51,735	23.4	0.1
Retained earnings	7,477.5	7,257.6
Accumulated other comprehensive loss	(99.4)	(87.6)
Total Reliance stockholders’ equity	7,401.5	7,170.1
Noncontrolling interests	9.7	9.4
Total equity	7,411.2	7,179.5
Total liabilities and equity	$11,165.2	$10,373.3

* Derived from audited financial statements.

RELIANCE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
	Six Months Ended
		June 30,
	2026	2025
Operating activities:
Net income	$589.2	$434.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	138.7	138.4
Stock-based compensation	36.7	28.1
Other	(0.8)	(5.2)
Changes in operating assets and liabilities:
Accounts receivable	(673.3)	(326.8)
Inventories	(139.1)	(219.8)
Prepaid expenses and other assets	86.0	117.6
Accounts payable and other liabilities	276.2	126.5
Net cash provided by operating activities	313.6	293.5

Investing activities:
Acquisitions	—	(2.8)
Purchases of property, plant and equipment	(157.6)	(174.5)
Proceeds from sales of property, plant and equipment	15.4	12.9
Other	(4.6)	5.6
Net cash used in investing activities	(146.8)	(158.8)

Financing activities:
Proceeds from long-term debt borrowings	1,577.0	1,063.0
Principal payments on long-term debt	(1,334.7)	(781.0)
Cash dividends and dividend equivalents	(130.4)	(128.3)
Share repurchases	(234.2)	(333.1)
Taxes paid on net-settled restricted stock units	(14.8)	(11.6)
Excise tax on repurchase of common shares	(5.4)	(10.0)
Other	(3.7)	(21.0)
Net cash used in financing activities	(146.2)	(222.0)
Effect of exchange rate changes on cash and cash equivalents	(1.8)	8.7
Increase (decrease) in cash and cash equivalents	18.8	(78.6)
Cash and cash equivalents, beginning balance	216.6	318.1
Cash and cash equivalents, ending balance	$235.4	$239.5

Supplemental cash flow information:
Interest paid	$32.7	$24.0
Income taxes paid, net	$142.7	$71.0

RELIANCE, INC.
NON-GAAP RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
Three Months Ended	2026	2026	2025	2026	2026	2025
Net income – Reliance	$322.9	$264.9	$233.7	$6.29	$5.10	$4.42
Restructuring charges	1.1	3.8	10.2	0.02	0.07	0.18
Settlement charges, net	1.5	0.5	—	0.03	0.01	—
Gains on non-core asset sales	(3.7)	—	(9.1)	(0.07)	—	(0.17)
Income tax expense (benefit) on adjustments	0.3	(1.1)	(0.2)	—	(0.02)	—
Non-GAAP net income – Reliance	322.1	268.1	234.6	6.27	5.16	4.43
LIFO expense, net of tax	84.4	28.1	18.8	1.64	0.54	0.35
Non-GAAP net income – FIFO	$406.5	$296.2	$253.4	$7.91	$5.70	$4.78

		Net Income		Diluted EPS
		June 30,	June 30,	June 30,	June 30,
Six Months Ended		2026	2025	2026	2025
Net income – Reliance		$587.8	$433.4	$11.38	$8.15
Restructuring charges		4.9	12.5	0.09	0.24
Settlement charges, net		2.0	—	0.04	—
Gains on non-core asset sales		(3.7)	(9.1)	(0.07)	(0.17)
Income tax benefit on adjustments		(0.8)	(0.8)	(0.02)	(0.02)
Non-GAAP net income – Reliance		590.2	436.0	11.42	8.20
LIFO expense, net of tax		112.5	37.5	2.17	0.71
Non-GAAP net income – FIFO		$702.7	$473.5	$13.59	$8.91

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2026	2026	2025	2026	2025
Pretax income	$429.8	$349.5	$304.3	$779.3	$566.7
Restructuring charges	1.1	3.8	10.2	4.9	12.5
Settlement charges, net	1.5	0.5	—	2.0	—
Gains on non-core asset sales	(3.7)	—	(9.1)	(3.7)	(9.1)
Non-GAAP pretax (income) expense adjustments	(1.1)	4.3	1.1	3.2	3.4
Non-GAAP pretax income	428.7	353.8	305.4	782.5	570.1
LIFO expense	112.5	37.5	25.0	150.0	50.0
Non-GAAP pretax income – FIFO	$541.2	$391.3	$330.4	$932.5	$620.1

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2026	2026	2025	2026	2025
Gross profit – LIFO	$1,300.5	$1,171.9	$1,087.9	$2,472.4	$2,121.2
Restructuring charges	0.4	1.0	6.3	1.4	8.1
Non-GAAP gross profit	1,300.9	1,172.9	1,094.2	2,473.8	2,129.3
LIFO expense	112.5	37.5	25.0	150.0	50.0
Non-GAAP gross profit – FIFO	$1,413.4	$1,210.4	$1,119.2	$2,623.8	$2,179.3

Gross profit margin – LIFO	28.1%	29.1%	29.7%	28.6%	29.7%
Restructuring charges (% of sales)	—	—	0.2%	—	0.1%
Non-GAAP gross profit margin	28.1%	29.1%	29.9%	28.6%	29.8%
LIFO expense (% of sales)	2.4%	0.9%	0.7%	1.7%	0.7%
Non-GAAP gross profit margin – FIFO	30.5%	30.1%	30.6%	30.3%	30.5%

Certain percentages may not calculate due to rounding.

	June 30,	March 31,	June 30,
	2026	2026	2025
Total debt	$1,670.0	$1,700.0	$1,433.1
Less: unamortized discounts and costs	(6.1)	(6.5)	(7.4)
Carrying amount of debt	1,663.9	1,693.5	1,425.7
Less: cash and cash equivalents	(235.4)	(249.7)	(239.5)
Net debt	1,428.5	1,443.8	1,186.2
Total Reliance stockholders' equity	7,401.5	7,122.9	7,234.1
Total capital	$8,830.0	$8,566.7	$8,420.3

Net debt / total capital	16.2%	16.9%	14.1%

	June 30,	March 31,	June 30,
Twelve Months Ended	2026	2026	2025
Net income	$896.1	$806.7	$740.6
Depreciation and amortization	278.5	278.7	276.9
Impairment	9.9	9.9	11.7
Interest expense	63.5	59.6	46.7
Income taxes	285.7	249.6	220.1
EBITDA	$1,533.7	$1,404.5	$1,296.0

Net debt / EBITDA	0.9x	1.0x	0.9x
Total debt / EBITDA	1.1x	1.2x	1.1x

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2026	2026	2025	2026	2025
Cash provided by operations	$162.2	$151.4	$229.0	$313.6	$293.5
Less: capital expenditures	(93.4)	(64.2)	(87.6)	(157.6)	(174.5)
Free cash flow	$68.8	$87.2	$141.4	$156.0	$119.0

Reliance presents certain non‑GAAP measures, including non‑GAAP gross profit, pretax income, net income and earnings per share, to provide meaningful period‑to‑period comparisons of its operating performance. These non‑GAAP measures reflect adjustments for certain items, including impairment and restructuring charges related to the closure or reorganization of certain locations, non-recurring settlement charges and credits, and gains on the sale of non‑core property, plant and equipment, which can reduce the comparability of GAAP results across periods.

Reliance uses first‑in, first‑out (“FIFO”) gross profit, margin, and other FIFO‑based non-GAAP performance measures to assess its ongoing operating performance and provide a basis for comparison with competitors that do not use the last‑in, first‑out (“LIFO”) inventory accounting method. See footnote 1 for additional information regarding the Company’s gross profit and gross profit margin. In addition, Reliance presents net debt‑to‑EBITDA and total debt‑to‑EBITDA as measures of leverage used by management to monitor debt levels relative to operating performance, for which EBITDA is used as a proxy. Free cash flow is presented as a measure of cash generated by operations that may be used to repay scheduled debt maturities, fund additional growth initiatives, or be returned to stockholders.

Footnotes

[1] Gross profit (calculated as net sales less cost of sales) and gross profit margin (calculated as gross profit divided by net sales) are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of Reliance's orders are basic distribution with no processing services performed. For the remainder of its sales orders, Reliance performs “first-stage” processing, which is generally not labor intensive as it is simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from cost of sales. Therefore, Reliance’s cost of sales is substantially comprised of the cost of the material it sells. Reliance uses gross profit and gross profit margin, as shown, as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on Reliance's earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] See accompanying Non-GAAP Reconciliation.